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                                 PRESS RELEASE
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FOR IMMEDIATE RELEASE                Contact:  Elliott H. Vernon
                                               President, Chairman of the Board
                                               and Chief Executive Officer
                                               (732) 224-9292

               HEALTHCARE IMAGING SERVICES, INC. ANNOUNCED TODAY
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              THE APPOINTMENT OF ROBERT D. BACA, CPA AS PRESIDENT
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                AND CHIEF OPERATING OFFICER OF THE NEWLY FORMED
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                     PHYSICIAN PRACTICE MANAGEMENT DIVISION
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     Middletown, New Jersey - April 24, 1998 - HealthCare Imaging Services,
Inc. announced today the appointment of Robert D. Baca, CPA as President and Chief Operating Officer of the newly formed Physician Practice Management Division. Mr. Baca will be responsible for the day to day operations of this division. Mr. Baca has over ten years experience in the field of physician practice management. His experience includes the establishment of one of the first Independent Physician Associations in the Philadelphia, Pennsylvania market. He was previously Senior Vice President of Corporate Development for Medical Resources, Inc., a publicly-traded imaging company with over 100 imaging centers throughout the United States. Prior to joining Medical Resources, Mr. Baca was the CEO and CFO of Capstone Management, Inc., a diagnostic imaging company with 12 imaging centers located in 7 states, which was acquired by Medical Resources in May 1997.

     Mr. Baca received his Masters degree in Taxation from Villanova Law School in 1985 and received a B.S. in Accounting from the University of Delaware in 1978. Commenting on the appointment of Mr. Baca, Elliott H. Vernon, Chairman of the Board, President and Chief Executive Officer of the Company stated: "Mr. Baca's extensive managerial experience in the area of physician practice management will enhance the Company's ability to successfully develop its physician practice management operations and will position the Company to efficiently respond to the challenges in this growing field".

     HealthCare Imaging Services, Inc. is a healthcare management and services company, currently specializing in magnetic resonance imaging, that provides state-of-the-art healthcare equipment, facilities and services to physicians, hospitals and other healthcare providers. As previously announced, the Company is expanding its strategic direction into the area of physician practice management and is currently pursuing several opportunities in this area. The Company (through its operating subsidiaries) currently operates seven imaging facilities located in Brooklyn and New York City, New York; Edgewater, Ocean Township, Wayne and Secaucus, New Jersey and Philadelphia, Pennsylvania.